EX-99.27(c)(1)



                          GENERAL DISTRIBUTOR AGREEMENT


         IT IS HEREBY AGREED by and between JACKSON NATIONAL LIFE INSURANCE COMPANY ("COMPANY") and JACKSON NATIONAL LIFE DISTRIBUTORS, INC. ("JNLD") as follows:
                                        I
         COMPANY proposes to issue and sell certain Variable Life Policies ("Variable Life Policies") to the public through JNLD. JNLD agrees to provide sales services subject to the terms and conditions hereof. Variable Life Policies to be sold hereunder are any and all Variable Life Policies issued by COMPANY and Jackson National Separate Account IV (the "Separate Account"). JNLD is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc.
                                       II
         COMPANY grants to JNLD the right, during the term of this Agreement, subject to registration requirements of the relevant Federal securities laws, to be the distributor of Variable Life Policies referred to above. JNLD will distribute Variable Life Policies at a price to be set by COMPANY and will make such distributions to purchasers permitted to buy such Variable Life Policies as specified in the prospectus.
                                       III
         JNLD is hereby authorized, subject to disapproval by COMPANY, to enter into separate agreements with broker-dealers registered under the Securities Exchange Act of 1934, as amended, and members of the National Association of Securities Dealers, Inc., to participate in the distribution of Variable Life Policies as JNLD shall deem appropriate. COMPANY reserves the right to review and accept or reject all applications for Variable Life Policies. All premium payments for such Variable Life Policies shall be sent to the office designated for such by COMPANY.
                                       IV
         COMPANY shall furnish JNLD with copies of such information, financial statements and other documents requested by JNLD for use in connection with the distribution of Variable Life Policies, as may be deemed reasonable by COMPANY. COMPANY shall provide to JNLD such number of copies of the currently effective prospectus as JNLD and COMPANY shall agree upon from time to time.
                                        V
         JNLD is not authorized to give any information, or to make any representations concerning the Separate Account or COMPANY, other than as contained in the current registration statement or prospectus filed with the Securities and Exchange Commission or such sales literature as may be authorized by COMPANY.
                                       VI
         Both parties to this Agreement agree to keep necessary records as indicated by applicable state and federal law and to render the necessary assistance to one another for the accurate and timely preparation of such records.

                                       VII
         Commissions payable with respect to Variable Life Policies shall be paid by COMPANY, and nothing herein shall obligate JNLD to pay any commissions or other remuneration to the registered representatives selling the Variable Life Policies or to reimburse such registered representatives for expenses incurred by them, nor shall JNLD have any interest whatsoever in any commissions or other remuneration payable to registered representative by COMPANY.

                                      VIII
         Each party (the "Indemnifying Party") hereby agrees to release, indemnify, and hold harmless the other party, its officers, directors, employees, agents, servants, predecessors or successors from any claims or liability arising out of the breach of this Agreement by the Indemnifying Party or arising out of acts or omissions of the Indemnifying Party or its agents, appointees, independent contractors or employees not authorized by this Agreement, including the violation of the federal and state securities laws and ERISA or arising from acts of misrepresentation or false declaration concerning the products sold hereunder.

                                       IX
         This Agreement shall remain in effect unless terminated as hereinafter provided. This Agreement shall automatically terminate in the event of its assignment by JNLD. This Agreement may be terminated by either party hereto at any time upon not less than 60 days' written notice to the other party.

                                        X
         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by first class mail, registered or certified, postage prepaid and properly addressed as follows:

         TO COMPANY:
         Jackson National Life Insurance Company
         1 Corporate Way
         Lansing, Michigan  48951
         Attention:  Thomas J. Meyer

         TO JNLD:
         Jackson National Life Distributors, Inc.
         1 Corporate Way
         Lansing, Michigan  48951

         Attention:  Clifford J. Jack

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized.

         This Agreement is effective as of the _______ day of July, 2003.

                           JACKSON NATIONAL LIFE INSURANCE COMPANY

                           By:
                                -----------------------------------------------
                                    Thomas J. Meyer
                           Its:     Senior Vice President and General Counsel


                           JACKSON NATIONAL LIFE DISTRIBUTORS, INC.

                           By:
                                -----------------------------------------------
                                    Clifford J. Jack

                           Its:     President